Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center 24th Floor San Francisco, CA 94111 goodwinlaw.com (415) 733-6033

September 8, 2016

Anthera Pharmaceuticals, Inc.

25801 Industrial Boulevard, Suite B

Hayward, California 94545

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-210166) (as amended or supplemented, the “Registration Statement”) filed on March 14, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 18, 2016. Reference is made to our opinion letter dated March 14, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 8, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 17,000 shares of the Company’s Series X Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”) covered by the Registration Statement together with warrants (the “Warrants”) to purchase up to $4,250,000 in shares of Common Stock (the “Warrant Shares”). We understand that the Preferred Shares and Warrants are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the law of California and the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). Based on the foregoing, we are of the opinion that:

1.	The Preferred Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the subscription agreement dated as of September 6, 2016 among the Company, certain affiliates of Biotechnology Value Fund, L.P. and Rock Springs Capital Master Fund LP (the “Subscription Agreement”), the Preferred Shares will be validly issued, fully paid and non-assessable.

Goodwin Procter LLP Three Embarcadero Center 24th Floor San Francisco, CA 94111 goodwinlaw.com (415) 733-6033

2.	The Company’s Common Stock issuable upon conversion of the Preferred Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation of Rights, Preferences and Privileges of Series X Convertible Preferred Stock filed on September 7, 2016, will be validly issued, fully paid and non-assessable.

3.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Subscription Agreement and the terms of the Warrants, will be valid and binding obligations of the Company under the law of California.

4.	Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in the manner described in the Registration Statement and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 3 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Warrants or the Subscription Agreement to the extent it relates to the choice of forum for resolving disputes.

Goodwin Procter LLP Three Embarcadero Center 24th Floor San Francisco, CA 94111 goodwinlaw.com (415) 733-6033

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP